Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Series Fund, Inc.

We consent to the use of our reports dated May 24, 2010, incorporated herein by reference on ING Money Market Fund and Brokerage Cash Reserves, each a series of ING Series Fund, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information. We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING U.S. Government Money Market Fund, a series of ING Series, Inc.

/s/ KPMG LLP

Boston, Massachusetts

July 26, 2010